UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 19, 2007 (December 14, 2007)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02 Compensatory Arrangements of Certain Officers

On December 14, 2007, the Compensation Committee of the Board of Directors set the annual base salaries of, and awarded cash bonuses to, Chesapeake’s named executive officers, effective January 1, 2008. The base salaries and the cash bonuses, respectively, are as follows: Aubrey K. McClendon $975,000 and $950,000; Marcus C. Rowland $830,000 and $625,000; Steven C. Dixon $830,000 and $625,000; Douglas J. Jacobson $775,000 and $525,000; and J. Mark Lester $750,000 and $500,000.

In addition, on December 14, 2007, the Board of Directors approved an amendment to the existing employment agreement between the Company and Aubrey K. McClendon, the chairman and chief executive officer, and authorized the Company to execute and deliver the Amended and Restated Employment Agreement with Mr. McClendon. In the employment agreement, the requirement for Mr. McClendon to reimburse the Company for 100% of the salaries and bonuses of employees who are primarily engaged in providing support services, other than secretarial or general administrative services, to Mr. McClendon for personal and business activities was amended to require Mr. McClendon to reimburse 100% of the salaries, bonuses, contributions to retirement and deferred compensation plans, un-reimbursed insurance premiums for the benefit of the employee and Chesapeake’s portion of payroll taxes of such employees who provide such services to Mr. McClendon. Additionally, the agreement states that Mr. McClendon will reimburse the company for indirect costs for such employees to be calculated by multiplying the total reimbursable compensation as described above by a percentage determined by the Compensation Committee of the Board of Directors and approved by Mr. McClendon. A copy of the agreement is filed herewith as Exhibit 10.2.1.

Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Document Description

10.2.1	Employment Agreement dated as of January 1, 2008, between Aubrey K. McClendon and Chesapeake Energy Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION
By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:     December 19, 2007

EXHIBIT INDEX
Exhibit No.	Document Description

10.2.1	Employment Agreement dated as of January 1, 2008, between Aubrey K. McClendon and Chesapeake Energy Corporation.